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THE HOME DEPOT, INC.

Computation of Primary and Fully Diluted Earnings
Per Common and Common Equivalent Share

(In thousands, except per share amounts                    Fiscal Year Ended
                                                ---------------------------------------
                                                1-28-96         1-29-95         1-30-94
Primary
- -------

Net earnings applicable to common and
  common equivalent shares                      $731,523        $604,501        $457,401
Tax affected interest expense,
  net of interest capitalized attributable
  to convertible subordinated notes                2,415          22,580
                                                --------        --------
                                                $733,938        $627,081
                                                ========        ========

Shares:

Weighted average number of common and
  common equivalent shares assuming
  average market price for period                477,977         455,173         453,037
                                                ========                        ========
Additional shares assuming conversion
  of the notes                                                     20,774
                                                                 --------
                                                                  475,947
                                                                 ========

Primary earnings
per common and common equivalent share             $1.54            $1.32          $1.01
                                                   =====            =====          =====

Fully Diluted
- -------------

Net earnings applicable to common and
  common equivalent shares                       $731,523        $604,501        $457,401

Tax effected interest expense attributable
  to convertible subordinated notes                 2,415          22,580          18,981
                                                 --------        --------        --------
                                                 $733,938        $627,081        $476,382
                                                 ========        ========        ========
Shares:

Weighted average number of common and
  common equivalent shares at the ending
  market price                                    478,192         455,717         453,037
                                                 ========

Additional shares assuming conversion
 of the notes                                                      20,774          20,774
                                                                 --------        --------
                                                                  476,491         473,811
                                                                 ========        ========
Fully diluted earnings per common &
  common equivalent share                           $1.54           $1.32           $1.01
                                                    =====           =====           =====
(1)      Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan.  All periods have been adjusted to reflect the four-for-three stock split up effected in the form of a dividend in April 1993.

(2) The Company's 4-1/2% Convertible Subordinated Notes, issued in 1992, were common stock equivalents prior to the conversion in March, 1995. For fiscal year 1994, the 4-1/2% Notes were dilutive and are assumed to be converted as of the beginning of the accounting period for purposes of calculating primary earnings per share. In fiscal year 1993, the 4-1/2% Notes were dilutive but had no impact on earnings per share and therefore were excluded from the computation of primary earnings per share.

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